As filed with the Securities and Exchange Commission on May 18, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________

Hancock Fabrics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

___________________

Delaware	64-0740905
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Fashion Way

Baldwyn, MS 38824
(Address, Including Zip Code, of Principal Executive Offices)

___________________

Hancock Fabrics, Inc. 2001 Stock Incentive Plan

(Full Title of the Plan)

___________________

Steven R. Morgan
President and Chief Executive Officer
Hancock Fabrics, Inc.

One Fashion Way

Baldwyn, MS 38824

(662) 365-6000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

C. Brophy Christensen, Esq.
Eric Sibbitt, Esq.
O’Melveny & Myers LLP
2 Embarcadero Center, 28th Floor
San Francisco, CA, 94111
(415) 984-8700

___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, $0.01 par value per share, issuable pursuant to awards granted under the Hancock Fabrics, Inc. 2001 Stock Incentive Plan	2,520,042(1)(2) Shares	$0.85(3)	$2,142,036(3)	$249(3)

Common Stock, par value $0.01 per share, Covered by Accompanying Reoffer Prospectus(4)	492,798(2) Shares	$0.85(3)	$418,878(3)	$49(3)

Totals	3,012,840(2) Shares	$0.85(3)	$2,560,914(3)	$298(3)

(1)   This Registration Statement covers, in addition to the number of shares of Hancock Fabrics, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Hancock Fabrics, Inc. 2001 Stock Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)   Each share of Common Stock is accompanied by a common stock purchase right pursuant to the Amended and Restated Rights Agreement, as amended through March 20, 2006 and as subsequently amended by Amendment No. 2 to the Amended and Restated Rights Agreement, dated March 20, 2006, and by the Amendment to the Amended and Restated Rights Agreement, dated as of November 13, 2009, between the Company and Continental Stock Transfer & Trust Co., as Rights Agent.

(3)   Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on May 15, 2015, as quoted on the OTC Markets.

       The Exhibit Index for this Registration Statement is at page II-7.

(4)   This Registration Statement also relates to the reoffer and resale of 492,798 shares of Common Stock covered by the accompanying Reoffer Prospectus and previously issued by the Company pursuant to certain awards granted under the Company’s equity incentive plans identified in that Reoffer Prospectus.

_______________________________________________

REOFFER PROSPECTUS

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

492,798 Shares

HANCOCK FABRICS, INC.

Common Stock

(par value $0.01 per share)

_______________________________________________

HANCOCK FABRICS, INC.

CERTAIN SHARES ISSUED TO EMPLOYEES PURSUANT TO

THE HANCOCK FABRICS, INC. 2001 STOCK INCENTIVE PLAN

_______________________________________________

This Prospectus relates to a maximum of 492,798 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Hancock Fabrics, Inc., a Delaware corporation (the “Company”), that may be offered and sold from time to time by certain current or former employees or directors of the Company as identified on page 13 of this Prospectus below (the “Selling Stockholders”). The Selling Stockholders acquired the Shares pursuant to the award of certain restricted stock and the vesting of certain Restricted Stock Units (“RSUs”) granted under the Company’s 2001 Stock Incentive Plan (the “Plan”).

The Company previously filed a registration statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) with respect to shares of Common Stock to be offered pursuant to the Plan. However, on April 25, 2014, the Company deregistered the remaining shares of Common Stock that had not been issued under the Plan. The Shares were issued pursuant to the Plan after such deregistration. The Common Stock is quoted on the OTC Markets (“OTC”) under the symbol “HKFI.PK”. On May 15, 2015, the closing price of the Common Stock as reported on the OTC was $0.82 per share.

The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Shares may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions, in sales pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), in negotiated transactions or in other transactions, at such prices as the Selling Stockholders may determine, which may relate to market prices prevailing at the time of sale or may be a negotiated price. See “Plan of Distribution” below. All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholders.

The Selling Stockholders and any broker executing selling orders on behalf of any Selling Stockholder may be deemed to be an “underwriter” as defined in the Securities Act. If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions.

See “Risk Factors” beginning at page 5 for certain information which should be carefully considered by prospective purchasers of the Shares offered hereby.

_______________________________________________

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED

OR DISAPPROVED OF THESE SECURITIES, NOR HAS IT DETERMINED

IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY

REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_______________________________________________

The date of this Prospectus is May 18, 2015

No dealer, sales representative, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the securities to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus nor any sale made hereunder create any implication that information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

TABLE OF CONTENTS

Page

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1

BUSINESS SUMMARY	2

RISK FACTORS	5

DESCRIPTION OF CAPITAL STOCK	12

USE OF PROCEEDS	12

SELLING STOCKHOLDERS	12

PLAN OF DISTRIBUTION	14

LEGAL MATTERS	14

EXPERTS	15

AVAILABLE INFORMATION	15

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended January 31, 2015, filed with the Commission on May 1, 2015 (Commission File No. 001-09482);

(b)	The Company’s Current Report on Form 8-K, filed with the Commission on April 28, 2015 (Commission File No. 001-09482);

(c)

The description of the Company’s Common Stock contained in its Registration Statement on Form S-3 (Commission File No. 333-185870) initially filed with the Commission on January 3, 2013, as amended, and any other amendment or report filed for the purpose of updating such description; and

(d)

The description of the Company’s common stock purchase rights contained in its Registration Statement on Form S-3 (Commission File No. 333-185870) initially filed with the Commission on January 3, 2013, as amended, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Prospectus. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Prospectus.

As used herein, the terms “Prospectus” and “herein” mean this Prospectus including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person to the Company, a copy of any or all of the documents referred to above that have been or may be incorporated into this Prospectus by reference, excluding exhibits to such documents (unless such exhibits are specifically incorporated by reference to such documents). Requests for such copies should be directed to Hancock Fabrics, Inc., One Fashion Way, Baldwyn, MS 38824.

BUSINESS SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in the Shares. You should also read the entire prospectus, including “Risk Factors” and the other information referred to in this Prospectus, before deciding to invest in the Shares. The Company is sometimes referred to as “we” or “us” in this Prospectus.

General

Hancock Fabrics, Inc., a Delaware corporation, was incorporated in 1987 as a successor to the retail and wholesale fabric business of Hancock Textile Co., Inc., a Mississippi corporation and a wholly owned subsidiary of Lucky Stores, Inc., a Delaware corporation (“Lucky”).

Founded in 1957, we operated as a private company until 1972 when we were acquired by Lucky. We became a publicly owned company as a result of the distribution of shares of common stock to the shareholders of Lucky on May 4, 1987.

The Company is one of the largest fabric retailers in the United States, with 2014 sales of $283.1 million. We are a specialty retailer committed to nurturing creativity through a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. We believe that providing a large assortment of fabric and other items, combined with expert in-store sewing advice, provides us with a competitive advantage. We operated 263 stores in 37 states and an internet store located on our website with the domain name www.hancockfabrics.com as of January 31, 2015.

Operations

Our stores offer a wide selection of apparel fabrics, home decorating products (which include drapery and upholstery fabrics and home accent pieces), quilting materials, and notions (which include sewing aids and accessories such as zippers, buttons, threads, sewing machines, and patterns).

Our stores are primarily located in strip shopping centers. During 2014, we opened seven stores, closed six stores, remodeled six stores, and relocated six existing stores.

Merchandising/Marketing

We principally serve the sewing, needle arts, and home decorating markets. These markets primarily consist of women who are creative enthusiasts, making clothing and gifts for their families and friends, and decorating their homes.

We offer our customers a wide selection of products at prices that we believe are similar or lower than the prices charged by our competitors. In addition to staple fabrics and notions for apparel, quilting, and home decoration, we provide a variety of seasonal and current fashion merchandise.

We use promotional advertising, primarily direct mail, email, and newspaper inserts, to reach our target customers.

Distribution and Supply

Our retail stores are served by our corporate headquarters and a 650,000 square foot warehouse and distribution facility in Baldwyn, Mississippi.

Contract trucking firms, common carriers, and parcel delivery are used to deliver merchandise to our warehouse. These types of carriers are also used to deliver merchandise from our warehouse and vendors to our retail stores.

Bulk quantities of fabric are purchased from domestic and foreign mills, fabric jobbers and importers. We have no long-term contracts for the purchase of merchandise and did not purchase more than 4% of our merchandise from any one supplier during 2014. We purchased approximately 15.7% of our merchandise from our top five suppliers in fiscal year 2014.

Competition

We are among the largest fabric retailers in the United States, serving our customers in their quest for apparel and craft sewing, quilting, home decorating, and other artistic undertakings. Our stores compete with other specialty fabric and craft retailers, such as Jo-Ann Stores, Inc., and selected mass merchants, including Wal-Mart, that dedicate a portion of their selling space to a limited selection of fabrics and craft supply items. We also face competition from Internet-based retailers, such as Amazon.com, Inc., in addition to traditional store-based retailers, who may be larger, more experienced and able to offer products we cannot offer online. Such alternative methods of selling fabrics and crafts could result in additional competitors in the future and increased price competition since our customers could more readily comparison shop. We compete on the basis of price, selection, quality, service and location. We believe that our continued commitment to providing a large assortment of fabric and other items that are affordable, complete, and unique, combined with the expert sewing advice available in each of our stores, provides us with a competitive advantage in the industry.

Information Technology

Hancock Fabrics is committed to using information technology to improve operations and efficiency and to enhance the customer shopping experience. Information obtained from our point-of-sale system enables us to identify important trends, increase in-stock levels of more popular stock keeping units (“SKUs”), eliminate less profitable SKUs, analyze product margins and generate data for the purpose of evaluating advertising and promotions. We also believe that our point-of-sale system allows us to provide better customer service by increasing the speed and accuracy of register checkout, enabling us to more rapidly re-stock merchandise and efficiently re-price sale items. In 2014, key systems were upgraded to increase capacity and performance as well as to improve data security. These upgrades have provided the resources necessary to develop more sophisticated replenishment and distribution applications.  Additional capacity and performance has also allowed us to improve our reporting and data warehousing.  We continued to leverage our store network to improve perpetual inventory accuracy through new applications. Our focus remains on inventory control and maximization, and labor management through the implementation and use of efficient systems.

Service Mark

We operate our stores under the service mark “Hancock Fabrics,” which we have registered with the United States Patent and Trademark Office.

Seasonality

Our business is seasonal. Peak sales periods occur during the fall, Thanksgiving/Christmas and pre-Easter weeks, while the lowest sales periods occur during the summer months.

Employees

At January 31, 2015, we employed approximately 3,100 people on a full-time and part-time basis. Approximately 2,800 of those employees work in our retail stores. The remaining employees work in the Baldwyn headquarters, warehouse, and distribution facility. We do not have any employees covered under collective bargaining agreements.

Government Regulation

We are subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions. A significant number of our employees are paid at rates related to federal and state minimum wages and, accordingly, any increase in the minimum wage would affect our labor cost.

Environmental Law Compliance

Our operations and properties are subject to federal, state and local environmental laws and regulations, including those relating to the handling, storage and disposal of chemicals, wastes and other regulated materials, release of pollutants into the air, soil and water, the remediation of contaminated sites and public disclosure of information regarding certain regulated materials. Failure to comply with environmental requirements could result in fines or penalties, as well as investigatory or remedial liabilities and claims for alleged personal injury or property damage. Some environmental laws impose strict, and under some circumstances joint and several liability, for costs of investigation and remediation of contaminated sites on current and prior owners or operators of the sites, as well as those entities that send regulated materials to the sites. We have not incurred material costs for compliance with environmental requirements in the past, and we do not believe that compliance costs will have a material adverse effect upon our capital expenditures, income, or competitive position.

Available Information

The Company’s internet address is www.hancockfabrics.com. The information on our website is not incorporated by reference into this Prospectus and should not be considered part of this Prospectus or any report we file with the Commission. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act are made available free of charge on our website as soon as practicable after these documents are filed with or furnished to the Commission. We also provide copies of such filings free of charge upon request. This information is also available from the Commission through their website, www.sec.gov, and for reading and copying at the Commission’s Public Reference Room located at 100 F Street, NE, Washington, D.C. 20549-0102. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Any of these risks could harm the results of operations, financial condition and business prospects of the Company. This Prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by the Company described below and elsewhere in this Prospectus and in documents incorporated by reference into this Prospectus. The trading price of the Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

Our business and operating results may be adversely affected by general adverse economic conditions.

Our performance and operating results are impacted by conditions in the U.S. and the world economy. The macro-economic environment has been highly volatile in recent years due to a variety of factors, including but not limited to, the lagging demand in the housing market, lack of credit availability, unpredictable fuel and energy prices, volatile interest rates, inflation and deflation fears, unemployment concerns, increasing consumer debt, significant stock market volatility, and recession. These economic conditions negatively impact levels of consumer spending, which may remain depressed for the foreseeable future. Consumer purchases of discretionary items, including our merchandise, generally decline during recessionary periods and other periods where disposable income is adversely affected. General adverse economic conditions may affect consumer purchases of our merchandise and adversely impact our results of operations and continued growth. In addition, the slowing growth in China and the economic condition in Europe is causing a significant negative impact on businesses around the world. The impact of this environment on our major suppliers cannot be predicted. The inability of key suppliers to access liquidity, or the insolvency of key suppliers, could lead to their failure to deliver our merchandise. Any or all of these factors, as well as other unforeseen factors, could have a material adverse impact on consumer spending, our ability to obtain financing, our results of operations, liquidity, financial condition and stock price.

We are subject to intense competition in our business, which could have a material effect on our operations.

Competition is intense in the retail fabric and craft industry, primarily due to low entry barriers. We must remain competitive in the areas of quality, price, selection, customer service, convenience, and reputation.

Our primary competition is comprised of specialty fabric retailers and specialty craft retailers such as Jo-Ann Stores, a national chain that operates fabric and craft stores. We also compete with mass merchants, including Wal-Mart, that dedicate a portion of their selling space to a limited selection of fabrics, craft supplies and seasonal and holiday merchandise. We also compete with Hobby Lobby, a national chain that operates craft stores that also carries fabrics, Michaels Stores, Inc., a national chain that operates craft and framing stores, and A.C. Moore Arts & Crafts, Inc., a regional chain that operates craft stores in the eastern United States. Some of our competitors have stores nationwide, several operate regional chains and numerous others are local merchants. Some of our competitors, particularly the national specialty chain stores and the mass merchants, are larger and have greater financial resources than we do. The performance of competitors as well as changes in their pricing and promotional policies, marketing activities, new store openings, merchandising and operational strategies could impact our sales and profitability. Our sales and profitability could also be impacted by store liquidations of our competitors. We also face competition from Internet-based retailers, such as Amazon.com, Inc., in addition to traditional store-based retailer, who may be larger, more experienced and able to offer products we cannot offer online. Such alternative methods of selling fabrics and crafts could result in additional competitors in the future and increased price competition since our customers could more readily comparison shop. Moreover, we ultimately compete against alternative sources of entertainment and leisure activities for our customers that are unrelated to the fabric and craft industry. This competition could negatively affect our sales and profitability.

Our merchandising initiatives and marketing emphasis may not provide expected results.

We believe our future success will depend upon, in part, the ability to develop and execute merchandising initiatives with effective marketing. There is no assurance that we will be successful, or that new initiatives will be executed in a timely manner to satisfy our customers’ needs or expectations. Failure to execute and promote such initiatives in a timely manner could harm our ability to grow the business and could have a material adverse effect on our results of operations and financial condition.

Changes in customer demands and failure to manage inventory effectively could adversely affect our operating results.

Our financial condition and operating results are dependent upon our ability to anticipate and respond in a timely manner to changing customer demands and preferences for our products. A miscalculation in the anticipated demands of our customers could result in a significant overstock of unpopular products which could lead to major inventory markdowns, resulting in negative consequences to our operating results and cash flow. Likewise, a shortage of popular products could lead to negative operating results and cash flow. In addition, inventory shrink (inventory theft or loss) rates and failure to manage such rates could adversely affect our business, financial condition and operating results.

Our inability to effectively implement our growth strategy may have an adverse effect on sales growth.

Our growth strategy includes relocating or remodeling existing stores, opening new stores and introducing changes to our merchandise assortments, among others. Certain risks involved with implementing these strategies may not be adequately addressed, and future sales and operating results may be less than anticipated, which may negatively impact the return on investment. Future growth and profitability is dependent upon the successful implementation of our growth strategy and realizing positive returns on investments.

Our ability to attract and retain skilled people is important to our success.

Our success depends in part on our ability to retain key executives and to attract and retain additional qualified personnel who have experience in retail matters and in operating a company of our size and complexity. The unexpected loss of one or more of our key personnel could have a material adverse effect on our business because of the unique skills, knowledge of our markets and products, and years of industry experience such personnel contribute to the business and the difficulty of promptly finding qualified replacements. We offer financial packages that are competitive within the industry to effectively compete in this area.

Interest rate increases could negatively impact profitability.

Our financing, investing, and cash management activities are subject to the market risk associated with changes in interest rates. Our profitability could be negatively impacted by significant increases in interest rates.

We have a significant amount of indebtedness, which could have important negative consequences to us.

At January 31, 2015, we had outstanding long-term indebtedness of $84.7 million. Our significant indebtedness could have important negative consequences to us, including:

●	making it more difficult for us to satisfy our obligations with respect to such indebtedness;

●	increasing our vulnerability to adverse general economic and industry conditions;

●	exhausting the amount available to borrow under our current credit lines if operating results do not improve;

●	limiting our ability to obtain additional financing to fund capital expenditures or other growth initiatives, and other general corporate requirements;

●

requiring us to dedicate a significant portion of our cash flow from operations to interest and principal payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures or other growth initiatives, and other general corporate requirements;

●	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

●	placing us at a competitive disadvantage compared to our less leveraged competitors;

●	limiting our ability to fund the required cash contributions to the defined benefit pension plan; and

●	limiting our ability to refinance our existing indebtedness as it matures.

As a consequence of our level of indebtedness, a significant portion of our cash flow from operations must be dedicated to debt service requirements. In addition, the terms of our revolving credit facility limit our ability to incur additional indebtedness. If we fail to comply with these covenants, a default may occur, in which case the lender could accelerate the debt. We cannot assure you that we would be able to renegotiate, refinance or otherwise obtain the necessary funds to satisfy these obligations.

Our business is dependent on the ability to successfully access funds through capital markets and financial institutions and any inability to access funds may limit our ability to execute our business plan and restrict operations we rely on for future growth.

Our business is dependent on the availability of credit to fund working capital, capital expenditures and other general corporate requirements. Our credit facilities are scheduled to expire on November 15, 2016 and our floating rate secured notes mature on November 20, 2017. On April 22, 2015, the Company refinanced its existing credit facility with a new credit agreement which provides for senior secured financing of $117.5 million. We can provide no assurance that we will be able to obtain replacement financing at the expiration of the new facility on acceptable terms or at all. While we believe we can meet our capital requirements from our operations and our available sources of financing for the next twelve months, we can provide no assurances that we will be able to do so for the long-term. If we are unable to access financial markets at competitive rates, our ability to implement our business plan and strategy will be negatively affected.

Significant changes in discount rates, mortality rates, actual investment return on pension assets, and other factors could affect our earnings, equity, and pension contributions in future periods.

Our earnings may be positively or negatively impacted by the amount of income or expense recorded for our qualified benefit pension plan. Generally accepted accounting principles in the United States of America (“GAAP”) require that income or expense for the plan be calculated at the annual measurement date using actuarial assumptions and calculations. These calculations reflect certain assumptions, the most significant of which relate to the capital markets, interest rates and other economic conditions. Changes in key economic indicators can change the assumptions. The most significant assumptions used to estimate pension income or expense for the year are the expected long-term rate of return on plan assets and the interest rate. These assumptions, along with the actual value of assets at the measurement date, will drive the pension income or expense for the year. In addition, at the measurement date, we must reflect the funded status of the plan liabilities on the balance sheet, which may result in a significant charge to equity through a reduction or increase to Accumulated Other Comprehensive Income (Loss). In 2014, an increase in Pension and SERP liabilities from $28.4 million to $43.8 million caused a shareholders’ deficit and an increase of $18.0 million in accumulated other comprehensive loss. Although GAAP expense and pension contributions are not directly related, the key economic factors that affect GAAP expense would also likely affect the amount of cash we would contribute to the pension plan. Potential pension contributions include both mandatory amounts required under federal law and discretionary contributions to improve a plan’s funded status.

Business matters encountered by our suppliers may adversely impact our ability to meet our customers’ needs.

Many of our suppliers are small businesses that produce a limited number of items. Many of these businesses face cash flow constraints, production difficulties, quality control issues, and problems in delivering agreed-upon quantities on schedule because of their limited resources and lack of financial flexibility. Many of our vendors rely on third parties for working capital loans. The third parties’ evaluation of our credit worthiness can significantly impact our suppliers’ ability to produce and deliver product. Failure of our key suppliers to withstand a downturn in economic conditions could have a material adverse effect on our operating results and our ability to meet our customers’ needs. In addition, the significant product safety requirements arising under the U.S. Consumer Product Safety Improvement Act of 2008 and state product safety laws may represent a compliance challenge to some of our suppliers, could negatively impact the ability of such suppliers to deliver compliant products to us and thus negatively impact our business operations and performance. Delivery of non-compliant products could result in liability to our company; while we obtain indemnifications from our suppliers with respect to compliance issues, some suppliers might not have the financial resources to stand behind their indemnifications and we could also suffer damage to our reputation.

We are vulnerable to risks associated with obtaining merchandise from foreign suppliers.

We rely on foreign suppliers, many of whom are located primarily in China and other Asian countries, for the majority of our products. In addition, some of our domestic suppliers manufacture their products overseas or purchase them from foreign vendors. Foreign sourcing subjects us to a number of risks, including long lead times; work stoppages; transportation delays (including dock strikes and other work stoppages) and interruptions; product quality issues; employee rights issues; other social concerns; political instability; economic disruptions; the imposition of tariffs, duties, quotas, import and export controls and other trade restrictions; changes in governmental policies; and other events. If any of these events occur, it could result in a material adverse effect on our business, financial condition, results of operations and prospects. In addition, reductions in the value of the U.S. dollar or revaluation of the Chinese currency, or other foreign currencies, could ultimately increase the prices that we pay for our products. All of our products manufactured overseas and imported into the United States are subject to duties collected by the United States Customs Service. We may be subjected to additional duties, significant monetary penalties, the seizure and forfeiture of the products we are attempting to import or the loss of import privileges, if we or our suppliers are found to be in violation of U.S. laws and regulations applicable to the importation of our products.

Transportation industry challenges and rising fuel costs may negatively impact our operating results.

Our products are delivered to our distribution center from vendors and from our distribution center to our stores by various means of transportation. Our ability to furnish our stores with inventory in a timely manner could be adversely affected by labor or equipment shortages in the transportation industry as well as long-term interruptions of service in the national and international transportation infrastructure. In addition, labor shortages and increases in fuel prices could lead to higher transportation costs. With our reliance on the trucking industry to deliver products to our distribution center and our stores, our operating results could be adversely affected if we are unable to secure adequate trucking resources to fulfill our delivery schedules to the stores or if transportation costs increase.

Delays or interruptions in the flow of merchandise through our distribution center could adversely impact our operating results.

Approximately 94% of our store shipments pass through our distribution center. The remainder of merchandise is drop-shipped by our vendors directly to our store locations. Damage or interruption to our distribution center from factors such as fire, power loss, storm damage or unanticipated supplier shipment delays could cause a disruption in our operations. The occurrence of unanticipated problems at our distribution center would likely result in increased operating expenses and reduced sales that would negatively impact our operating results.

Changes in the labor market and in federal, state, or local regulations could have a negative impact on our business.

Our products are delivered to our customers at our retail stores by quality associates, many of whom are in entry level or part-time positions. Attracting and retaining a large number of dependable and knowledgeable associates is vital to our success. External factors, such as unemployment levels, prevailing wage rates, minimum wage legislation, workers compensation costs and changing demographics, affect our ability to manage employee turnover and meet labor needs while controlling our costs. Our operations and financial performance could be negatively impacted by changes that adversely affect our ability to attract and retain quality associates.

Taxing authorities could disagree with our tax treatment of certain deductions or transactions, resulting in unexpected tax assessments.

The possibility exists that the Internal Revenue Service or other taxing authorities could audit our current or previously filed tax returns and dispute our treatment of tax deductions or apportionment formulas, resulting in unexpected assessments. Depending on the timing and amount of such assessments, they could have a material adverse effect on our results of operations, financial condition and liquidity.

Our current cash resources might not be sufficient to meet our expected near-term cash needs.

Due to our history of losses over the three year period ended January 31, 2015, we have only generated positive operating cash flow in the year ended January 31, 2015, which was substantially less than the negative operating cash flows experienced in the prior two years. If we are unable to continue generating positive cash flow from operations in amounts significant enough to fund our plans, we will need to develop and implement alternative strategies. These alternative strategies could include seeking improvements in working capital management, reducing or delaying capital expenditures, restructuring or refinancing our indebtedness, seeking additional debt or financing, and selling assets. There can be no assurance that any of these strategies could be implemented on satisfactory terms, on a timely basis, or at all.

A disruption in the performance of our information systems would negatively impact our business.

We depend on our management information systems for many aspects of our business, including effective transaction processing, inventory management, purchasing, selling and shipping goods on a timely basis, and maintaining cost-efficient operations. The failure of our information systems to perform as designed could disrupt our business and cause information to be lost or delayed, which could have a negative impact on our business. Computer viruses, computer “hackers,” or other system failures could lead to operational problems with our information systems. Our operations and financial performance could also be negatively impacted by costs and potential problems related to the implementation of new or upgraded systems, or if we were unable to provide maintenance and support for our existing systems.

A failure to adequately maintain the security of confidential information could have an adverse effect on our business.

We have become more dependent upon automated information technology processes, including use of the internet for conducting a portion of our business. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements. In connection with credit card sales, we transmit confidential credit card information. Information may be compromised through various means, including penetration of our network security, hardware tampering, and misappropriation of confidential information. We have a program in place to detect and respond to data security incidents. However, because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems changes frequently and may be difficult to detect for long periods of time, we may be unable to anticipate these techniques or implement adequate preventive measures. In addition, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to our systems or facilities through fraud, trickery or other forms of deceiving our team members, contractors and temporary staff. Failure to maintain the security of confidential information could result in deterioration in our employees’ and customers’ confidence in us, expose us to litigation and liability, and any breach in the security and integrity of other business information could put us at a competitive disadvantage, resulting in a material adverse impact on our financial condition and results of operations.

Our marketing programs, e-commerce initiatives and use of consumer information are governed by an evolving set of laws and enforcement trends and unfavorable changes in those laws or trends, or our failure to comply with existing or future laws, could substantially harm our business and results of operations.

We collect, maintain and use data provided to us through our online activities and other customer interactions in our business. Our current and future marketing programs depend on our ability to collect, maintain and use this information, and our ability to do so is subject to certain contractual restrictions in third party contracts as well as evolving international, federal and state laws and enforcement trends. We strive to comply with all applicable laws and other legal obligations relating to privacy, data protection and consumer protection, including those relating to the use of data for marketing purposes. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another, may conflict with other rules or may conflict with our practices. If so, we may suffer damage to our reputation and be subject to proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts to defend our practices, distract our management, increase our costs of doing business, and result in monetary liability.

In addition, as data privacy and marketing laws change, we may incur additional costs to ensure we remain in compliance. If applicable data privacy and marketing laws become more restrictive at the federal or state level, our compliance costs may increase, our ability to effectively engage customers via personalized marketing may decrease, our investment in our e-commerce platform may not be fully realized, our opportunities for growth may be curtailed by our compliance capabilities or reputational harm and our potential liability for security breaches may increase.

Failure to comply with various laws and regulations as well as litigation developments could adversely affect our business operations and financial performance.

Our policies, procedures, and internal controls are designed to comply with all applicable laws and regulations, including those imposed by the Commission as well as applicable employment laws. We are involved in various litigation and arbitration matters that arise in the ordinary course of our business, including liability claims. Litigation and arbitration could adversely affect our business operations and financial performance. Also, failure to comply with the various laws and regulations may result in damage to our reputation, civil and criminal liability, fines and penalties, increased cost of regulatory compliance, and restatements of financial statements.

We may not be able to maintain or negotiate favorable lease terms for our retail stores.

We lease substantially all of our store locations. The majority of our store leases contain provisions for base rent and a small number of store leases contain provisions for base rent plus percentage rent based on sales in excess of an agreed upon minimum annual sales level. If we are unable to renew, renegotiate or replace our store leases or enter into leases for new stores on favorable terms, our growth and profitability could be harmed.

Changes in accounting principles may have a negative impact on our reported results.

A change in accounting standards or policies may have a significant impact on our reported results from operations. New accounting pronouncements and different interpretations of existing pronouncements have been issued and may be issued in the future. Implementation of these standards or policies may have a negative impact on our reported results.

Our results may be adversely affected by serious disruptions or catastrophic events, including geo-political events and weather.

Unforeseen public health issues, such as pandemics and epidemics, and geo-political events, such as civil unrest in a country in which our suppliers are located or terrorist or military activities disrupting transportation, communication or utility systems, as well as natural disasters such as hurricanes, typhoons, tornadoes, floods, earthquakes and other adverse weather and climate conditions, whether occurring in the U.S. or abroad, particularly during peak seasonal periods, could disrupt our operations or the operations of one or more of our vendors or could severely damage or destroy one or more of our stores or distribution facilities located in the affected areas. Day to day operations, particularly our ability to receive products from our vendors or transport products to our stores could be adversely affected, or we could be required to close stores or distribution centers in the affected areas or in areas served by the affected distribution center. These factors could also cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and global financial markets and economy. Such occurrences could significantly impact our operating results and financial performance. As a result, our business could be adversely affected.

Changes in newspaper subscription rates may result in reduced exposure to our circular advertisements.

A substantial portion of our promotional activities utilize circular advertisements in local newspapers. A continued decline in consumer subscriptions of these newspapers could reduce the frequency with which consumers receive our circular advertisements, thereby negatively affecting sales, results of operations and cash flow.

Unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, results of operations, cash flow and financial condition.

Brand recognition, quality and price have a significant influence on consumers’ choices among competing products and brands. Advertising, promotion, merchandising and new product introductions also have a significant impact on consumers’ buying decisions. If we misjudge consumer responses to our existing or future promotional activities, this could have a material adverse impact on our sales, results of operations, cash flow and financial condition.

We believe improvements in our merchandise offering help drive sales at our stores. We could be materially adversely affected by poor execution of changes to our merchandise offering or by unexpected consumer responses to changes in our merchandise offering.

Risks Related to Our Common Stock

There are risks associated with our common stock trading on the OTC Markets, formerly known as the “Pink Sheets”.

Effective May 4, 2007, our common stock was delisted from the New York Stock Exchange, and there is currently no established public trading market for our common stock. Our common stock is currently quoted on the OTC Markets (formerly known as “Pink Sheets”) under the symbol “HKFI”. The OTC Markets is a centralized quotation service that collects and publishes market maker quotes for over-the-counter securities in real time. Over-the-counter market quotations, like those on the OTC Markets, reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. Stocks trading in the OTC Markets generally have substantially less liquidity; consequently, it can be much more difficult for stockholders and broker/dealers to purchase and sell our shares in an orderly manner or at all. Due in part to the decreased trading price of our common stock and reduced analyst coverage, the trading price of our common stock may change quickly, and brokers may not be able to execute trades as quickly as they previously could when our common stock was listed on an exchange. Currently, we are not actively seeking to become listed on any exchange. There can be no assurance that our common stock will again be listed on an exchange, or that a trading market for our common stock will be established.

Our stock price has been volatile and could decrease in value.

There has been significant volatility in the market price and trading volume of equity securities, in many cases unrelated to the financial performance of the companies. These broad market fluctuations may negatively affect the market price of shares of our common stock. Fluctuations in the market price of our common stock may be caused by changes in our operating performance or prospects and other factors, including, among others:

●	actual or anticipated fluctuations in our operating results or future prospects;

●	our announcements or our competitors’ announcements of new products;

●	public reaction to our press releases, our other public announcements and our filings with the Commission;

●	strategic actions by us or our competitors;

●	changes in financial markets or general economic conditions;

●	our ability to raise additional capital as needed;

●	developments regarding our patents or proprietary rights or those of our competitors; and

●	changes in stock market analyst recommendations or earnings estimates regarding shares of our common stock, other comparable companies or our industry generally.

Future sales of our common stock could adversely affect the market price of our common stock and our future capital-raising activities could involve the issuance of equity securities, which could result in a decline in the trading price of shares of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of shares of our common stock and our ability to raise capital. We currently have outstanding warrants to purchase an aggregate of up to 9,838,000 shares of the Company’s common stock for an exercise price of $0.59 per share that are exercisable at any time until November 20, 2019 on a cashless basis pursuant to the terms of the warrants. We may issue additional shares of our common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our-then-outstanding shares of our common stock. The market price for shares of our common stock could decrease as the market takes into account the dilutive effect of any of these issuances.

We do not expect to pay cash dividends on shares of our common stock for the foreseeable future.

We do not anticipate that any cash dividends will be paid on shares of our common stock in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and other factors that our board of directors may deem relevant. The Company’s credit facilities also contain covenants restricting the ability of the Company and its subsidiaries to pay dividends or distributions.

DESCRIPTION OF CAPITAL STOCK

The Common Stock is registered pursuant to Section 12 of the Exchange Act, and therefore, the description of securities is omitted.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

SELLING STOCKHOLDERS

The Selling Stockholders are certain current and former employees and directors of the Company who acquired the Shares pursuant to the award of certain restricted stock and the vesting of certain RSUs granted under the Plan. Although a person’s name is included in the table below, neither that person nor we are making an admission that the named person is our “affiliate.”

The following table sets forth (i) the number of shares of our Common Stock beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by each Selling Stockholder at May 18, 2015, (ii) the number of shares of our Common Stock to be offered for resale by each Selling Stockholder and (iii) the number and percentage of shares of our Common Stock to be held by each Selling Stockholder after completion of the offering. Unless otherwise specified, each Selling Stockholder has sole voting and dispositive power over the shares of Common Stock held by the Selling Stockholder.

Unless otherwise specified, the address of each of the persons set forth below is c/o Hancock Fabrics, Inc., One Fashion Way, Baldwyn, MS 38824.

Name of Selling Stockholder(1)	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold	Number of Shares Beneficially Owned After Offering(2)	Percentage of Shares of Common Stock Owned After the Offering(2)

Steven R. Morgan	1,322,368	320,000	1,002,368	4.6%

James B. Brown (3)	149,673	29,347	120,326	*

Dennis Lyons (4)	114,549	19,374	95,175	*

William A. Sheffield (5)	108,482	1,605	106,877	*

Susan van Benten (6)	120,380	26,472	93,908	*

Sam P. Cortez	190,000	20,000	170,000	*

Steven D. Scheiwe	196,193	20,000	176,193	*

Neil S. Subin	383,250 (11)	20,000	363,250	1.7%

Nelson D. Clark (7)	31,831	8,000	23,831	*

Michael Parker	2,000	2,000	0	*

Gary P. Nagle (8)	46,606	8,000	38,606	*

O. Pierce Crockett (9)	14,498	10,000	4,498	*

Tracey N. Powers	2,000	2,000	0	*

Rachael W. Davis	2,000	2,000	0	*

Robert F. Bushway (10)	3,000	2,000	1,000	*

John R. Shook	2,000	2,000	0	*

_________________
* Less than one percent.

(1)

Steven R. Morgan is our Chief Executive Officer, James B. Brown is our Chief Financial Officer, Dennis Lyons is our Chief Administrative Officer and Senior Vice President, William A. Sheffield is our former Senior Vice President - Distribution and Susan van Benten is our Senior Vice President, Chief Merchandising and Marketing Officer. Sam P. Cortez, Steven D. Scheiwe and Neil S. Subin are members of our Board of Directors. All other individuals named are our current or former employees.

(2)	Assumes (i) that all shares of Common Stock registered hereunder are sold, and (ii) total issued and outstanding shares of Common Stock of 22,014,446.

(3)	Includes 56,520 shares of Common Stock issuable upon the exercise of options granted to Mr. Brown under the Plan, which are currently exercisable and/or exercisable within 60 days of May 18, 2015.

(4)	Includes 41,667 shares of Common Stock issuable upon the exercise of options granted to Mr. Lyons under the Plan, which are currently exercisable and/or exercisable within 60 days of May 18, 2015.

(5)	Includes 58,332 shares of Common Stock issuable upon the exercise of options granted to Mr. Sheffield under the Plan, which are currently exercisable and/or exercisable within 60 days of May 18, 2015.

(6)	Includes 50,000 shares of Common Stock issuable upon the exercise of options granted to Ms. van Benten under the Plan, which are currently exercisable and/or exercisable within 60 days of May 18, 2015

(7)	Includes 21,831 shares of Common Stock issuable upon the exercise of options granted to Mr. Clark under the Plan, which are currently exercisable and/or exercisable within 60 days of May 18, 2015.

(8)	Includes 36,908 shares of Common Stock issuable upon the exercise of options granted to Mr. Nagle under the Plan, which are currently exercisable and/or exercisable within 60 days of May 18, 2015.

(9)	Includes 4,498 shares of Common Stock issuable upon the exercise of options granted to Mr. Crockett under the Plan, which are currently exercisable and/or exercisable within 60 days of May 18, 2015.

(10)	Includes 1,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Bushway under the Plan, which are currently exercisable and/or exercisable within 60 days of May 18, 2015.

(11)	Includes 233,250 shares held indirectly by Broadbill Investment Corp., over which Mr. Subin has sole voting and dispositive power.

PLAN OF DISTRIBUTION

The Company is registering the Shares on behalf of the Selling Stockholders. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Stockholders.

The purpose of this Prospectus is to permit the Selling Stockholders, if they so desire, to offer for sale and sell up to 492,798 shares of Common Stock at such times and at such places as the Selling Stockholders choose.

The decision to sell any Common Stock is within the discretion of the holders thereof, subject to the Company’s general policies affecting the timing and manner of sale of Common Stock by its affiliates. There can be no assurance that any of the Shares will be sold by the Selling Stockholders.

The Selling Stockholders are free to offer and sell their Shares at such times, in such manner and at such prices as they shall determine. The Selling Stockholders have advised the Company that sales of the Shares may be effected from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares, through settlement of short sales of the Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. Each of the Selling Stockholders has advised the Company that he or she has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of his or her securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the Shares by any of the Selling Stockholders.

The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

One or more of the Selling Stockholders are “affiliates” of the Company within the meaning of the rules and regulations under the Securities Act and may not offer or sell the Shares unless such offers and sales are made pursuant to an effective registration statement under the Securities Act or pursuant to an appropriate exemption from the registration requirements of the Securities Act. Upon such offers and sales, such person may be deemed to be an “underwriter” as that term is defined in Section 2(a)(11) of the Securities Act. Persons through whom such person may sell may also be deemed to be underwriters. State laws may also limit resales in certain circumstances.

Under Section 16(b) of the Exchange Act, any person who is a beneficial owner of more than ten percent (10%) of any equity security of the Company registered under the Exchange Act (such as the Company’s Common Stock), or an officer or director of the Company (as these terms are defined in applicable rules), may be liable to the Company for profit realized from any purchase and sale (or any sale and purchase) of any equity security (which term includes derivative securities, such as options) of the Company within a period of less than six months, irrespective of the intention on the part of such person in entering the transaction. In determining ownership of the Company’s Common Stock, such person will be required to include certain shares issuable on exercise of options or warrants or upon conversion of convertible securities.

Each of the Selling Stockholders is advised to consult with his or her own counsel as to his or her status as an “affiliate” of the Company and as to the applicability of Section 16(b) of the Exchange Act to any sale of Shares.

LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon for the Company by O’Melveny & Myers LLP.

EXPERTS

The consolidated financial statements of the Company and subsidiaries as of January 31, 2015 and January 25, 2014 and for each of the years ended January 31, 2015, January 25, 2014 and January 26, 2013 have been incorporated by reference in this Prospectus in reliance upon the report of Burr Pilger Mayer, Inc., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

The Company is subject to certain informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. The reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website at www.sec.gov which provides on-line access to reports, proxy and other information statements filed electronically by the Company with the Commission. In addition, the Common Stock is quoted on the OTC market.

Pursuant to Rule 429 under the Securities Act, this Prospectus constitutes part of a Registration Statement on Form S-8 (the “Registration Statement”). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Copies of the Registration Statement, with exhibits, may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

No person has been authorized to give any information or to make any representations, other than as contained in this Prospectus in connection with the offering described herein. If given or made, no such other information or representations can be relied upon. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

492,798 Shares

HANCOCK FABRICS, INC.

COMMON STOCK

_______________________________________________

PROSPECTUS

_______________________________________________

May 18, 2015

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended January 31, 2015, filed with the Commission on May 1, 2015 (Commission File No. 001-09482);

(b)	The Company’s Current Report on Form 8-K, filed with the Commission on April 28, 2015 (Commission File No. 001-09482);

(c)

The description of the Company’s Common Stock contained in its Registration Statement on Form S-3 (Commission File No. 333-185870) initially filed with the Commission on January 3, 2013, as amended, and any other amendment or report filed for the purpose of updating such description; and

(d)

The description of the Company’s common stock purchase rights contained in its Registration Statement on Form S-3 (Commission File No. 333-185870) initially filed with the Commission on January 3, 2013, as amended, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.

With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person was or is a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145(c) of the DGCL provides that where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws eliminate the liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide for the indemnification of directors and officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law. In addition, the Registrant’s directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9.	Undertakings

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baldwyn, State of Mississippi, on May 18, 2015.

HANCOCK FABRICS, INC.

By:	/s/ Steven R. Morgan
Steven R. Morgan President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steven R. Morgan and James B. Brown, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Steven R. Morgan Steven R. Morgan	President, Chief Executive Officer and Director (Principal Executive Officer)	May 18, 2015
/s/ James B. Brown James B. Brown	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 18, 2015
/s/ Steven D. Scheiwe Steven D. Scheiwe	Director	May 18, 2015
/s/ Sam P. Cortez Sam P. Cortez	Director	May 18, 2015

Signature	Title	Date

/s/ Neil S. Subin Neil S. Subin	Director	May 18, 2015

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.

Hancock Fabrics, Inc. 2001 Stock Incentive Plan. (Filed as Exhibit 10.35 to the Company’s Annual Report on Form 10-K for its fiscal year ended January 29, 2011, filed with the Commission pursuant to Section 14(a) of the Exchange Act on April 26, 2011 (Commission File No. 001-09482 and incorporated herein by this reference.)

5.	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of Burr Pilger Mayer, Inc. (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).